As filed with the Securities and Exchange Commission on July 1, 2004

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OXiGENE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3679168
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

230 Third Avenue, Waltham, Massachusetts 02451

(Address of Principal Executive Offices)

1996 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Frederick W. Driscoll

President and Chief Executive Officer

OXiGENE, Inc.

230 Third Avenue, Waltham, MA

(781) 547-5900

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

with copies to:

Jonathan L. Kravetz, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.01 par value	1,000,000 shares	$6.395	$6,395,000	$810.25

(1)	The number of shares of Common Stock, $0.01 par value per share (“Common Stock”) stated above consists of the aggregate number of additional shares not previously registered which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the OXiGENE, Inc. 1996 Stock Incentive Plan, as amended (the “Plan”). The maximum number of shares of Common Stock that may be sold upon the exercise of such options granted under the Plan is subject to adjustment in accordance with certain provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent additional shares of our Common Stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this Registration Statement is in effect, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

(2)	The Plan was adopted by the Company in 1996 and was amended most recently on June 17, 2004. This registration statement registers an additional 1,000,000 shares issuable under the Plan. We have previously registered 1,260,419 shares (File No. 333-92747) and 239,581 shares (File No. 333-32958) under the Plan. As of July 1, 2004, a total of 2,500,000 shares of Common Stock have been reserved for issuance under the Plan. Options to purchase 1,454,750 shares of Common Stock are outstanding under the Plan and 1,045,250 shares of Common Stock remain available for grant under the Plan.

(3)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act as follows: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of shares of Common Stock for which options have not yet been granted and the exercise price of which is therefore unknown, the fee is calculated on the basis of the average of the high and low sales price per share of the Common Stock on the Nasdaq National Market as of a date (June 29, 2004) within 5 business days prior to filing this Registration Statement.

Explanatory Note

This Registration Statement is filed pursuant to General Instruction E of Form S-8 in order to register additional securities of the same class as other securities for which a registration statement relating to the Plan is effective.

On December 14, 1999, as amended on January 13, 2000 (File No. 333-92747) and March 21, 2000 (File No. 333-32958), the Registrant filed registration statements on Form S-8 to register 1,260,419 and 239,581 shares of Common Stock, respectively, reserved for issuance under the Plan. The filing of this Registration Statement increases the number of shares registered for issuance under the Plan by 1,000,000 shares. The contents of the previously filed registration statements relating to the Plan are incorporated by reference herein, except for the items that are set forth below. Pursuant to Instruction E, this Registration Statement contains such information required by Form S-8 that is not otherwise included in the previous registration statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed March 15, 2004.

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed May 5, 2004.

(3)	The Registrant’s Current Report on Form 8-K, filed with the Commission on January 15, 2004.

(4)	The Registrant’s Registration Statement on Form 8-A, filed with the Commission on June 25, 1993 (File Number 0-21990) pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the shares of Common Stock, par value $0.01 per share, contained in the Registration Statement on Form S-1 (File Number 33-64968) filed by the Registrant on June 24, 1993 and declared effective by the Commission on August 25, 1993, and any amendment or report filed with the Commission for purposes of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the issuance of the shares of Common Stock registered under this Registration Statement has been passed upon for the Registrant by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts.

Item 6.	Indemnification of Directors and Officers.

Incorporated herein by reference from Part II, Item 15 of the Registrant’s Registration Statement on Form S-3 (File No. 333-109433).

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated herein by reference:

4.1	Restated Certificate of Incorporation of the Registrant. Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 33-64968) and any amendments thereto.

4.2	Certificate of Amendment of Certificate of Incorporation, dated June 21, 1995. Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-21990).

4.3	Certificate of Amendment of Certificate of Incorporation, dated November 15, 1996. Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-21990).

4.4	By-Laws of the Registrant. Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 (File No. 0-21990).

4.5	Specimen of Common Stock Certificate. Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 33-64968) and any amendments thereto.

5	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered. Filed herewith.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm. Filed herewith.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).

24	Powers of Attorney (included on the signature page of this Registration Statement).

99	OXiGENE, Inc. 1996 Stock Incentive Plan, as amended. Included in, and incorporated by reference to, the Registrant’s Registration Statement on Form S-8 (File Number 333-92747) filed with the Commission on December 14, 1999, as amended by Form S-8 POS, filed with the Commission on January 13, 2000.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on July 1, 2004.

OXiGENE, INC.

By:	/s/ FREDERICK W. DRISCOLL
Frederick W. Driscoll
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Frederick W. Driscoll and Joel-Tomas Citron, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of OXiGENE, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOEL-TOMAS CITRON Joel-Tomas Citron	Chairman of the Board and Director	July 1, 2004

/s/ FREDERICK W. DRISCOLL Frederick W. Driscoll	President, Chief Executive Officer and Director (Principal executive officer)	July 1, 2004

/s/ JAMES B. MURPHY James B. Murphy	Chief Financial Officer	July 1, 2004

/s/ ARTHUR B. LAFFER Arthur B. Laffer	Director	July 1, 2004

/s/ WILLIAM N. SHIEBLER William N. Shiebler	Director	July 1, 2004

/s/ PER-OLOF SÖDERBERG Per-Olof Söderberg	Director	July 1, 2004

/s/ J. RICHARD ZECHER J. Richard Zecher	Director	July 1, 2004

OXiGENE, INC.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description of Exhibit
5	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of shares being registered.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5).

24	Powers of Attorney (included on the signature page of this Registration Statement).